EXHIBIT 21.1
THE WENDY’S COMPANY
LIST OF SUBSIDIARIES AS OF
January 1, 2023

SUBSIDIARY	STATE OR JURISDICTION UNDER WHICH ORGANIZED
256 Gift Card Inc.	Tennessee
Adams Packing Association, Inc.	Delaware
Citrus Acquisition Corporation	Florida
Oldemark LLC	Delaware
Quality Is Our Recipe, LLC	Delaware
SEPSCO, LLC	Delaware
The Wendy’s National Advertising Program, Inc.	Ohio
TIMWEN Partnership (1)	Ontario
TXL Corp.	South Carolina
Wendy Restaurant, Inc.	Delaware
Wendy’s Canadian Advertising Program Inc.	Canada
Wendy’s Digital, LLC	Delaware
Wendy’s Funding, LLC	Delaware
Wendy’s Global Financing LP	Ontario
Wendy’s Global Financing Partner, LLC	Delaware
Wendy’s Global Holdings C.V.	Netherlands
Wendy’s Global Holdings Partner, LLC	Delaware
Wendy’s International Finance, Inc.	Ohio
Wendy’s International, LLC	Ohio
Wendy’s Netherlands B.V.	Netherlands
Wendy’s Netherlands Holdings B.V.	Netherlands
Wendy’s Old Fashioned Hamburgers of New York, LLC	Ohio
Wendy’s Properties, LLC	Delaware
Wendy’s Restaurants of Canada Inc.	Ontario
Wendy’s Restaurants of Mexico, S. DE R.L. DE C.V.	Mexico
Wendy’s Restaurants of New York, LLC	Delaware
Wendy’s Restaurants of U.K. Limited	England and Wales
Wendy’s Restaurants, LLC	Delaware
Wendy’s Singapore Pte. Ltd.	Singapore
Wendy’s SPV Guarantor, LLC	Delaware
Wendy’s Technology, LLC	Delaware
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(1)50% owned by Wendy’s Restaurants of Canada Inc.